Exhibit 21

                                         Subsidiaries of the Registrant



              Subsidiary                     Jurisdiction of Incorporation                    d/b/a name
              ----------                     -----------------------------                    ----------


Desa Industries of Canada, Inc.                         Ontario                 Desa Industries of Canada, Inc.
Desa Industries of V.I., Ltd.                       Virgin Islands              Desa Industries of V.I., Ltd.
Desa Europe B.V.                                      Netherlands               Desa Europe B.V.
Heath Holding Corp.                                    Delaware                 Heath Holding Corp.
Heath Company                                          Delaware                 Heath Company
Heath Company Limited                                  Hong Kong                Heath Company Limited


